Exhibit 99.1

Tumi Holdings Announces Financial Results for the First Quarter 2014

South Plainfield, NJ - May 8, 2014 - Tumi Holdings, Inc. (NYSE: TUMI), the leading global brand of premium travel, business and lifestyle products and accessories, today announced its financial results for the first quarter ended March 30, 2014.
Jerome Griffith, Chief Executive Officer, President and Director, commented, “While overall 2014 sales got off to a slightly slower start than we anticipated, it certainly is not a clear demonstration of the health of the business. Our Direct-to-Consumer channels were very solid despite the adverse weather across most of North America. Additionally, the launch of our new Alpha 2 product line was incredibly well-received by consumers. Looking ahead, we continue to make key investments in the business and expand our retail footprint, as we work to launch our new e-commerce platform in the second half of this year. We also remain focused on developing innovative and premium quality products that lead our industry. Overall, we feel very good about the balance of the year, and are making great progress on our growth initiatives and will continue to position ourselves as the go-to global premium travel lifestyle brand.”
For the first quarter of 2014:

•
Net sales increased 5.5% to $108.6 million from $102.9 million in the first quarter ended March 31, 2013, impacted by a reduction of wholesale orders in the Asia Pacific region, as well as weaker wholesale sales in North America.

•	Total comparable store sales for all Direct-to-Consumer channels, including company-owned websites, increased 5.3%, compared to an increase of 16.4% in the first quarter of 2013.

•	Direct-to-Consumer North America comparable store sales (including e-commerce sales) increased 4.0%. Excluding e-commerce sales, Direct-to-Consumer North America comparable store sales increased 2.6%.

•
Direct-to-Consumer International comparable store sales (including e-commerce sales) increased 19.7% in U.S. dollars, or 15.3% in Euros. Excluding e-commerce sales, Direct-to-Consumer International comparable stores sales increased 12.5% in U.S. dollars, or 8.4% in Euros.

•	Gross profit increased 8.7% to $63.1 million from $58.0 million in the first quarter of 2013. Gross margin was 58.1% compared to 56.4% in the first quarter of 2013.

•
Operating income decreased 24.0% to $13.4 million from $17.6 million in the first quarter of 2013 due to planned investments. Operating income margin was 12.3% compared to 17.1% in the first quarter of 2013.

•
In the first quarter of 2013, the company incurred approximately $0.5 million in operating expenses in conjunction with the secondary common stock offering completed in April 2013. Excluding this one-time expense, operating income would have been $18.1 million, and operating income margin would have been 17.6% in the first quarter of 2013.

•
Net income was $8.2 million, or $0.12 per diluted share, based on 67.9 million diluted weighted average common shares outstanding, compared to $10.5 million, or $0.16 per diluted share, based on 67.9 million diluted weighted average common shares outstanding in the first quarter of 2013.

•
Excluding the aforementioned one-time expense incurred in conjunction with the secondary common stock offering completed in April 2013, net income would have been $10.8 million, or $0.16 per diluted share, in the first quarter of 2013.

•	During the first quarter of 2014, Tumi opened one new store, relocated two stores, renovated two stores, and closed one store.

•	At March 30, 2014, Tumi operated 130 company-owned stores.

Balance Sheet Highlights as of March 30, 2014:
Cash and cash equivalents were $17.8 million as of March 30, 2014, compared with $37.6 million as of December 31, 2013. In the first quarter of 2014, the Company paid down $6.0 million on its revolving credit facility, and as of March 30, 2014 had an outstanding balance of $2.0 million. Inventories were $83.8 million, compared with $80.0 million as of December 31, 2013.

Outlook
The Company is revising its guidance for 2014 to reflect the results in the first quarter, and now expects net sales to increase between 12% and 15% for the full year. This estimate assumes total comparable store sales growth in the mid-single digits. As previously discussed, 2014 will be a year of higher than normal investment and expenses driven primarily by transitioning e-commerce in-house. It is estimated that the Company will spend approximately $2.5 million to $3.5 million for operator fees to the old platform provider while also incurring additional expenses of approximately $1.0 million to $2.0 million on migrating to the new platform during the first half of 2014. Additionally, the Company expects to continue to invest in its logistics capabilities, design resources, product management, IT infrastructure and human resource base. Therefore, diluted EPS for 2014 is now expected to be between $0.88 to $0.92. This estimate assumes diluted weighted average common shares outstanding of approximately 68.1 million, and a revised weighted GAAP tax rate of 37.4%.
The Company expects to open 18 to 22 new stores with the store opening cadence to be heavily weighted toward the back end of the year. In the second quarter, we plan to open 6 stores, and plan to renovate / relocate a total of 3 stores. Capital expenditures for fiscal 2014 are expected to be in the range of $40.0 million to $45.0 million.
Conference Call
Tumi Holdings, Inc. will host a conference call to discuss first quarter results today, May 8, 2014, at 4:30 p.m. ET. The general public can access the call by dialing 1-888-895-5479 (domestic) or 1-847-619-6250 (international). The passcode is 37122255. Please dial in 5 minutes before the start of the call. The conference call will also be webcast live in the Investor Relations section of www.tumi.com. A telephone replay of the call will be available through May 15, 2014; to access the replay, dial 1-888-843-7419 for domestic callers or 1-630-652-3042 for international callers and enter access code 37122255. The webcast will be accessible on the website for approximately 90 days after the call.
About Tumi
Tumi is the leading global brand of premium travel, business and lifestyle products and accessories. The brand is sold in over 260 stores from New York to Paris to London and Tokyo, as well as in the world’s top department, specialty and travel retail stores in over 75 countries. For more information, please visit www.tumi.com.
Forward-Looking Statements
This release contains forward-looking statements, which address a variety of subjects including, for example, the Company’s outlook for net sales and earnings per share in 2014 and its expectations as to the fees to be paid to the third party e-commerce provider, expenses incurred migrating to the new platform, continued investment in its logistics capabilities, design resources, product management, IT infrastructure and human resource base, the number and timing of new store openings, renovations and relocations, and capital expenditures in 2014. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: changes in consumer spending and general economic conditions; a decrease in travel levels; interruption in supply; inventory management and product quality control issues with our contract manufacturers; an inability to open new store locations in a timely and profitable manner; increases in costs of materials, labor or freight; the impact of counterfeiting and transshipping; risks of operating internationally; risks associated with our e-commerce migration; and the success of new product introductions. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us except as otherwise required under federal securities laws.

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended
	March 30, 2014	March 31, 2013
	(unaudited)
Net sales	$108,602	$102,925
Cost of sales	45,519	44,912
Gross margin	63,083	58,013
OPERATING EXPENSES
Selling	8,267	6,369
Marketing	4,355	3,500
Retail operations	26,106	21,576
General and administrative	10,974	8,954
Total operating expenses	49,702	40,399
Operating income	13,381	17,614
OTHER INCOME (EXPENSES)
Interest expense	(129)	(209)
Earnings from joint venture investment	147	455
Foreign exchange losses	(98)	(646)
Other non-operating expenses	(277)	(222)
Total other expenses	(357)	(622)
Income before income taxes	13,024	16,992
Provision for income taxes	4,871	6,457
Net income	$8,153	$10,535
Weighted average common shares outstanding:
Basic	67,866,667	67,866,667
Diluted	67,867,852	67,867,790
Basic earnings per common share	$0.12	$0.16
Diluted earnings per common share	$0.12	$0.16

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 30, 2014	December 31, 2013
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$17,822	$37,613
Accounts receivable, less allowance for doubtful accounts of approximately $479 and $477 at March 30, 2014 and December 31, 2013, respectively	28,549	28,992
Other receivables	3,945	2,914
Inventories, net	83,801	79,969
Prepaid expenses and other current assets	8,700	6,878
Deferred tax assets, current	5,347	5,347
Total current assets	148,164	161,713
Property, plant and equipment, net	65,985	60,871
Deferred tax assets, noncurrent	2,124	2,124
Joint venture investment	2,507	1,960
Goodwill	142,773	142,773
Intangible assets, net	130,605	130,673
Deferred financing costs, net of accumulated amortization of $2,964 and $2,923 at March 30, 2014 and December 31, 2013, respectively	495	536
Other assets	10,892	5,837
Total assets	$503,545	$506,487

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (continued)
(In thousands, except share and per share data)

	March 30, 2014	December 31, 2013
	(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$33,495	$33,938
Accrued expenses	26,553	32,120
Income taxes payable	4,150	4,680
Total current liabilities	64,198	70,738

Revolving credit facility	2,000	8,000
Other long-term liabilities	9,046	8,556
Deferred tax liabilities	51,195	51,195
Total liabilities	126,439	138,489

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock—$0.01 par value; 350,000,000 shares authorized, 68,144,473 shares issued and 67,866,667 shares outstanding as of March 30, 2014 and December 31, 2013	681	681
Preferred stock—$0.01 par value; 75,000,000 shares authorized and no shares issued or outstanding as of March 30, 2014 and December 31, 2013	—	—
Additional paid-in capital	311,506	310,554
Treasury stock, at cost; 277,806 shares as of March 30, 2014 and December 31, 2013	(4,874)	(4,874)
Retained earnings	69,878	61,725
Accumulated other comprehensive loss	(85)	(88)
Total stockholders’ equity	377,106	367,998
Total liabilities and stockholders’ equity	$503,545	$506,487

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Segment Results

	Direct-to- Consumer North America	Direct-to- Consumer International	Indirect-to- Consumer North America	Indirect-to- Consumer International	Non-Allocated Corporate Expenses	Consolidated Totals
	(In thousands)
Three Months Ended March 30, 2014
Net sales	$50,047	$4,959	$21,374	$32,222	$—	$108,602
Operating income (loss)	$12,384	$(344)	$8,350	$9,468	$(16,477)	$13,381
Depreciation and amortization	$1,927	$219	$364	$888	$522	$3,920
Three Months Ended March 31, 2013
Net sales	$44,164	$4,274	$21,366	$33,121	$—	$102,925
Operating income (loss)	$11,834	$100	$8,071	$10,454	$(12,845)	$17,614
Depreciation and amortization	$1,647	$251	$234	$837	$430	$3,399

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Reconciliation of Operating Income to
Operating Income Before One-Time Costs
(In millions)

	Three Months Ended
	March 30, 2014	March 31, 2013
Operating income	$13.4	$17.6
One-time operating expenses incurred in conjunction with the secondary common stock offering completed in April 2013	—	0.5
Operating income before one-time costs[1]	$13.4	$18.1
Note
1 Totals may not foot due to rounding.

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Reconciliation of Net Income to
Net Income Before One-Time Costs
(In millions)

	Three Months Ended
	March 30, 2014	March 31, 2013
Net income	$8.2	$10.5

Diluted GAAP earnings per share[1]	$0.12	$0.16
One-time operating expenses incurred in conjunction with the secondary common stock offering completed in April 2013 (after tax)	—	0.3
Net income before one-time costs²	$8.2	$10.8
Diluted earnings per share before one-time costs[1,2]	$0.12	$0.16

Notes
1 Diluted EPS calculated using 67.9 million shares for both Q1 2014 and Q1 2013.
2 Totals may not foot due to rounding.

Non-GAAP Financial Measures
Net income before one-time costs and operating income before one-time costs are non-GAAP financial measures. Net income before one-time costs is defined as net income plus one-time costs. Operating income before one-time costs is defined as operating income plus one-time costs. These measures are an important supplemental measure for Tumi’s internal reporting, including for its board of directors and management, and are key measures used to evaluate profitability and operating performance. These measures provide investors and other users of Tumi’s financial information, when viewed in conjunction with its consolidated financial statements, consistency and comparability with Tumi’s past financial performance, facilitates period-to-period comparisons of operating performance and may facilitate comparisons with other companies. Tumi uses these metrics in conjunction with GAAP operating performance measures as part of its overall assessment of its performance. Undue reliance should not be placed on these measures as Tumi’s only measures of operating performance. Net income before one-time costs should not be viewed as a substitute for net income, and operating income before one-time costs should not be viewed as a substitute for operating income.
Comparable Store Sales Growth
Comparable store sales are calculated based on Tumi’s company-owned stores that have been open for at least a full calendar year as of the end of Tumi’s fiscal year. For example, a store opened in October 2012 will not impact the comparable store comparison until January 1, 2014. Additionally, temporary store closings, store expansions and store relocations are excluded from the comparable store base, under most circumstances.

Source: Tumi Holdings, Inc.
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